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KODIAK INITIATES SUCCESSFUL DRILL PROGRAM IN ALBERTA AND APPOINTS MARVIN JONES
TO THE BOARD

Calgary, April 24, 2006/OTC-BB/ -- Kodiak Energy, Inc. (OTC-BB: KDKN), is pleased announce the successful drilling of two wells in Manyberries, Southern Alberta. The Company will announce further results as they become available. As well, Kodiak is pleased to welcome Mr. Marvin Jones to the Board of Directors.

Two wells were drilled and cased to the 2d whitespec. Initial logs review, show good gas potential in multiple zones. The wells will be completed, stimulated and tested in Q2 to further evaluate the potential reservoir. This will be done in conjunction with an evaluation program on the existing well on the property. After reviewing the results, the company is evaluating a seismic program to maximize results from succeeding drill programs planned for Q4, 2006.

Mr. Marvin Jones has more than 45 years of domestic and International oil and gas experience, with the last 30 years being at the management level in drilling and in the contracting industry. Mr. Jones is a past President of Trinidad Drilling, a past Vice President of Challenger International Services, and a past Vice President of Thomson Industries. He received the CAODC Honorary Life Membership Award and is a past President of CAODC and many other charitable, sports and public organizations. Mr. Jones is also a professional engineer.

Kodiak Energy Inc , is a Calgary based Oil and Gas company is focused on creating a portfolio of domestic low risk high impact assets that offer immediate production and cash flow. Kodiak Energy is targeting high impact opportunities internationally, discussions are currently ongoing and further details will follow as they become due.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:
Kodiak Energy, Inc.
CEO
Mark Hlady, 403-262-8044

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